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                                                                    EXHIBIT 99

                               [AMD LETTERHEAD]

CONTACT:
Scott Allen
Public Relations
(408) 749-3311


AMD ANNOUNCES PRELIMINARY SECOND-QUARTER FINANCIAL RESULTS

SUNNYVALE, CA-JUNE 23, 1999-AMD today announced that it will report an operating loss in the range of $200 million for the quarter ending June 27, 1999, due to a sharp decline in average selling prices for its AMD-K6(R) processor family and lower unit shipments.

Despite substantially higher production of AMD-K6 family processors with excellent yields and a richer mix of higher-clock-speed devices, the company expects that average selling prices and unit shipments will fall substantially below earlier expectations for the second quarter.

The company expects to produce more than 6 million AMD-K6 family processors of which more than 50 percent will be devices with clock speeds of 400, 450, 475, and 500 megahertz.

It is unlikely that AMD will record sales of more than 3.7 million units. A significant amount of AMD sales are 'turns' made through distribution, particularly in Asia. Heavy gray market activity worldwide, which has only recently subsided, makes it unlikely that the company will get the sell-through needed to achieve unit sales growth.

The company was unable to retake market share at those customers whose needs AMD did not satisfy during the production-limited first quarter when shipments were prioritized to AMD strategic partners.

There were pricing pressures in the market as a result of very aggressive pricing on Celeron processors from Intel. These pressures were exacerbated by the liquidation of processors from Cyrix as it exits the market.

"We currently expect total revenues for the quarter will be less than $600 million," said W.J. Sanders III, AMD chairman and chief executive officer. "Non-processor revenues should grow by more than 10 percent over the immediate-prior quarter. With Microsoft(R) Windows(R) microprocessor revenues of approximately $250 million, including several million dollars of revenues from initial production shipments of the AMD-K7 processor, we could record an operating loss in the $200-million range. While this will be offset by the more than $400 million pretax gain on the recently concluded sale of Vantis, our programmable logic subsidiary, these operating results are a bitter disappointment to all AMDers who have performed so heroically to introduce the world's fastest x86 processor, the AMD Athlon(TM) 600 processor (formerly code-named K7) while achieving record yields, production levels, and performance on AMD-K6 family processors," Sanders concluded.
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About AMD

AMD is a global supplier of integrated circuits for the personal and networked computer and communications markets. AMD produces Microsoft(R) Windows(R) compatible microprocessors, flash memories, and integrated circuits for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $2.5 billion in 1998. (NYSE: AMD).

Cautionary statement
This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally preceded by words such as "expects," "plans," "believes," "anticipates," or "intends." Investors are cautioned that all forward-looking statements in this release involve risks and uncertainty that could cause actual results to differ materially from current expectations. Forward-looking statements in this release involve the risk that the company will not achieve its processor production and unit shipment goals and anticipated financial performance in the second quarter. We urge investors to review in detail the risks and uncertainties detailed in the company's Securities and Exchange Commission filings, including the most recently filed Form-10K.


AMD, the AMD logo, K6, AMD Athlon and combinations thereof are trademarks and AMD-K6 is a registered trademark of Advanced Micro Devices, Inc.
Microsoft and Windows are registered trademarks of Microsoft Corporation.